Exhibit 99.5
3M COMPANY

Offer to Exchange

All Shares of Common Stock of

GARDEN SPINCO CORPORATION

which are owned by 3M Company and
will be converted into the right to receive Shares of Common Stock of Neogen Corporation for

Shares of Common Stock of 3M Company
Pursuant to the Prospectus, dated [  ], 2022
THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT [  ], NEW YORK CITY TIME, ON [  ], 2022, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED. SHARES OF 3M COMMON STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.
[  ], 2022
To Banks, Brokers and Other Nominees:
3M Company (“3M”) is offering, upon the terms and subject to the conditions set forth in the enclosed prospectus, dated [  ], 2022 (together with any amendments or supplements thereto, the “Prospectus”), to exchange all shares of common stock (“Garden SpinCo common stock”) of Garden SpinCo Corporation, a Delaware corporation (“Garden SpinCo”), that are owned by 3M, for shares of common stock of 3M (“3M common stock”) that are validly tendered and not properly withdrawn. Immediately following the consummation of the exchange offer, and if necessary, the Clean-Up Spin-Off, Nova RMT Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Neogen Corporation, a Michigan corporation (“Neogen”), will be merged with and into Garden SpinCo, whereby the separate corporate existence of Merger Sub will cease and Garden SpinCo will continue as the surviving corporation and a wholly owned subsidiary of Neogen (the “Merger”). In the Merger, each outstanding share of Garden SpinCo common stock (except for shares of Garden SpinCo common stock held by Garden SpinCo in treasury or by Neogen or Merger Sub, which shares will be canceled and cease to exist, with no consideration being delivered in exchange therefor (the “Merger Excluded Shares”)) will be converted into the right to receive a number of fully paid and nonassessable shares of common stock, par value $0.16 per share, of Neogen (“Neogen common stock”) equal to the Exchange Ratio. Prior to the consummation of the exchange offer, 3M will cause the total number of shares of Garden SpinCo common stock outstanding immediately prior to the consummation of the exchange offer to be that number that results in the Exchange Ratio equaling one. As a result, each share of Garden SpinCo common stock (except for the Merger Excluded Shares) will be converted into the right to receive one share of Neogen common stock in the Merger. Capitalized terms used but not defined herein will have the meanings ascribed to them in the Prospectus.
We are asking you to furnish copies of the enclosed materials to your clients for whom you hold shares of 3M common stock, whether such shares are registered in your name or in the name of your nominee. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.
As described in the Prospectus, 3M is not conducting the exchange offer in any jurisdiction where the offer, sale or exchange is not permitted. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by the exchange offer are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the exchange offer presented does not extend to you.
No bank, broker or other nominee shall be deemed to be the agent of 3M, Garden SpinCo, Neogen, the Distribution Exchange Agent, the Merger Exchange Agent or the information agent for purposes of the exchange offer.
3M’s obligation to exchange shares of Garden SpinCo common stock for shares of 3M common stock is subject to certain conditions, as described in the Prospectus, which you should review in detail, and which may be waived by 3M as described in the Prospectus.
For your information and for forwarding to your clients for whom you hold shares of 3M common stock, registered in your name or in the name of your nominee, we are enclosing the following documents:
1.	the Prospectus, dated [ ], 2022;

2.	a Letter of Transmittal (including the Exchange and Transmittal Instruction Booklet) for validly tendering shares of 3M common stock;
3.
a Notice of Guaranteed Delivery, to be used to accept the exchange offer if the 3M common stock and other required documents cannot be delivered to the Distribution Exchange Agent by the expiration of the exchange offer;

4.
a printed form of a Client Letter, which may be sent to your clients for whose accounts you hold shares of 3M common stock registered in your name or in the name of your nominee, with space for obtaining such clients’ instructions with regard to the exchange offer; and

5.	a form of Notice of Withdrawal for use in withdrawing shares of 3M common stock previously tendered in the exchange offer.
YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT [  ], NEW YORK CITY TIME, ON [  ], 2022, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.
Shares of 3M common stock validly tendered pursuant to the exchange offer may be withdrawn at any time before the expiration of the exchange offer, and unless 3M has previously accepted such shares for exchange pursuant to this exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the exchange offer. Once 3M accepts 3M common stock for exchange pursuant to the exchange offer, your tender is irrevocable.
3M will not pay any fees or commission to any bank, broker or other nominee or other person (other than to the information agent or the Distribution Exchange Agent) for soliciting tenders of 3M common stock pursuant to the exchange offer. 3M will, however, upon request, reimburse banks, brokers or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.
The exchange of 3M common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the Distribution Exchange Agent of (a) (i) share certificates representing all physically tendered shares of 3M common stock, in proper form for transfer or (ii) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of 3M common stock in the Distribution Exchange Agent’s account at The Depository Trust Company, in each case pursuant to the procedures set forth in the section of the Prospectus entitled “Exchange Offer—Terms of This Exchange Offer—Procedures for Tendering,” (b) the Letter of Transmittal for shares of 3M common stock, properly completed and duly executed with any required signature guarantees (which eligible holders of DRS shares who do not require a signature guarantee may complete through the Exchange Offer Election Website), or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message and (c) any other required documents.
Additional copies of the enclosed materials may be obtained by contacting the information agent, Georgeson at 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, Telephone: 888-607-6511. You may also contact the information agent at one of the telephone numbers set forth on the back cover of the Prospectus for assistance with any questions you may have about the exchange offer.
Very truly yours,

Georgeson
NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF 3M, GARDEN SPINCO, NEOGEN, THE DISTRIBUTION EXCHANGE AGENT, THE MERGER EXCHANGE AGENT, THE INFORMATION AGENT OR ANY SUBSIDIARY OR AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR THE DOCUMENTS ENCLOSED HEREWITH AND STATEMENTS EXPRESSLY MADE THEREIN.